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                                                                      Exhibit 23

                      CONSENT OF INDEPENDENT ACCOUNTANTS
                      ----------------------------------

To the Members of Danka Business Systems PLC

We consent to the use of our reports incorporated herein by reference and to the reference to our firm under the heading "Experts" in the prospectus.

Our report dated June 7, 2001, contains an explanatory paragraph that states that the Company has a substantial amount of indebtedness maturing on March 31, 2002 and April 1, 2002. The Company's need to restructure its indebtedness in order to meet its obligations and repay such indebtedness when it matures raises substantial doubt about the Company's ability to continue as a going concern. The consolidated financial statements and financial statement schedule do not include any adjustments that might result from the outcome of that uncertainty.


KPMG Audit Plc
Chartered Accountants
Registered Auditor
London, England


June 15, 2001